U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     STUART                          Gary                   M.
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   (Last)                            (First)              (Middle)

     26 Rowayton
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                                    (Street)

     Rowayton                        CT                    06853
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     ACE Limited (NYSE: ACE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     December 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

_______________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                5.             6.
                                                                4.                              Amount of      Owner-
                                                                Securities Acquired (A) or      Securities     ship
                                                                Disposed of (D)                 Beneficially   Form:     7.
                                                                (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                     2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                   Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                    Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares                      1/21/01        A(1)             27.815      A     (1)
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Ordinary Shares                      2/22/01        A(2)               54        A     (2)
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Ordinary Shares                      2/23/01        A(2)               81        A     (2)
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Ordinary Shares                      4/16/01        A(1)             31.195      A     (1)
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Ordinary Shares                      5/10/01        A(1)               56        A     (1)
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Ordinary Shares                      5/11/01        A(2)               85        A     (2)
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Ordinary Shares                      5/11/01        A(2)               992       A     (2)
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Ordinary Shares                      7/13/01        A(1)             36.729      A     (1)
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Ordinary Shares                      8/9/01         A(2)               56        A     (2)
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Ordinary Shares                      8/10/01        A(2)               84        A     (2)
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Ordinary Shares                      10/12/01       A(1)             36.254      A     (1)
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Ordinary Shares                      11/15/01       A(2)               54        A     (2)
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Ordinary Shares                      11/16/01       A(2)               80        A     (2)      11,822.760      D
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                   2.                                                                                    Deriv-    of
                   Conver-                    5.                              7.                         ative     Deriv-   11.
                   sion                       Number of                       Title and Amount           Secur-    ative    Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security           Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Options                                                                       Ordinary
to Acquire         $35.25   5/11/01  A(3)      4,000        (3)      5/11/11  Shares    4,000   (3)
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Options                                                                       Ordinary
to Acquire         $35.25   5/11/01  A(3)      2,000        (3)      5/11/11  Shares    2,000   (3)      6,000      D
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Explanation of Responses:
(1) Represents share units credited to the reporting person's deferred stock account pursuant to the ACE Limited 1995 Outside
    Directors Plan (the "Plan"), which meets the requirements of Rule 16b-3.  Reporting person has elected to defer the receipt of such share units in accordance with the terms of the Plan.
(2) Represents Ordinary Shares granted as a director retainer award or meeting award pursuant to the Plan.  Reporting person has elected to defer the receipt of such Ordinary Shares in accordance with the terms of the Plan.
(3) Option Award pursuant to the Plan.  Vesting schedule:  1/3 of the date immediately prior to each of the next three annual
    ACE Limited Shareholder Meetings.


Signed for Gary M. Stuart purusant
to a power of attorney on file with the
Securities and Exchange Commission


  /s/ Peter Mear                                                2/13/2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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